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                                                                   Exhibit 10.49

                                                                  EXECUTION COPY

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

         This Assignment and Assumption Agreement is made and entered into as of the 1st day of April, 1998, by and between Spardee's Realty, Inc., an Alabama corporation (the "Assignor"), and Quincy's Realty, Inc., an Alabama corporation (the "Assignee").

         Reference is made to that certain Loan Agreement, dated as of November 1, 1990, between the Assignor, as borrower, and Secured Restaurants Trust (the "Issuer") in the original principal amount of One Hundred Thirty Million Dollars ($130,000,000) (as amended as of the date hereof, the "Spardee's Loan Agreement"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Spardee's Loan Agreement. The Spardee's Loan Agreement was entered into concurrently with that certain Loan Agreement, dated as November 1, 1990, between Assignee, as borrower, and the Issuer, in the original principal amount of Ninety-Five Million Dollars ($95,000,000) (as amended as of the date hereof, the "Quincy's Loan Agreement", and collectively with the Spardee's Loan Agreement, the "Loan Agreements"), and certain other agreements and instruments relating to the Loan Agreements (the "SRT Financing Documents").

         Reference is also made to the Stock Purchase Agreement dated February 18, 1998 among Advantica Restaurant Group, Inc. ("Advantica"), Spartan Holdings, Inc. ("Spartan"), Flagstar Enterprises, Inc. ("FEI"), and CKE Restaurants, Inc. ("Purchase Agreement") pursuant to which Spartan has this day sold to CKE Restaurants, Inc. (the "Buyer") the stock of FEI (the "FEI Stock Sale"). The Assignor is the wholly owned subsidiary of FEI. Under the provisions of the Purchase Agreement, Advantica and Spartan are required, among other things, as applicable, to deliver to Buyer evidence of the release of FEI and the Assignor and their assets from any obligations and liens relating to the SRT Financing Documents.

         Concurrently with the closing of the FEI Stock Sale (the "Closing") and in order to effect the release of certain obligations and liens relating to the SRT Financing Documents in connection therewith, Advantica, Spartan, the Assignor and the Assignee, together with the other requisite parties to the SRT Financing Documents, have undertaken to effect a defeasance of the Mortgage Notes underlying the Loan Agreements in accordance with the terms of such Loan Agreements (and certain waivers, consents, and directions from the Controlling Party provided pursuant to the terms and provisions of the SRT Financing Documents) (the "Defeasance Transaction"). As a result of the Defeasance Transaction, among other things, FEI and the Assignor and their assets shall be released from any obligations and liens relating to the SRT Financing Documents, and the other Collateral under the Collateral Assignment Agreement (other than the Borrower Collateral (as defined in the Second Amendment to the Loan Agreement)) shall be released from any lien, security interest or encumbrance, charge or other claim of any kind, character or nature whatsoever securing, arising out of or in any way connected with or relating to the SRT Financing Documents.


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         In order to effect such Defeasance Transaction and the release of FEI and the Assignor in connection therewith, Assignee is required to (a) assume all of the obligations and take an assignment of the rights of Assignor under the Spardee's Loan Agreement and the Mortgage Notes thereunder and (b) take an assignment of all amounts held (including all cash, Eligible Investments and Defeasance Eligible Investments already on deposit with the Collateral Agent) by the Collateral Agent in the name of Assignor in the Accounts (as defined in the Collateral Assignment Agreement) (the "Spardee's Reserve Amount"). Concurrently with the execution and delivery of this Assignment and Assumption Agreement, and the consummation of the FEI Stock Sale, Assignee shall also receive a portion of the proceeds of the FEI Stock Sale to be used for the purchase of Defeasance Eligible Investments sufficient, together with the (i) Spardee's Reserve Amount, and (ii) all amounts (including all cash, Eligible Investments (to be liquidated in connection herewith) and Defeasance Eligible Investments already on deposit with the Collateral Agent) held by the Collateral Agent in the name of Assignee in the Accounts, and application of all such cash and Eligible Investments described in (i) and (ii) to purchase Defeasance Eligible Investments to effect the Defeasance Transaction.

         In consideration of the foregoing, the Assignor hereby transfers and assigns to Assignee all of Assignor's right, title and interest in and to the Spardee's Loan Agreement and the Mortgage Notes thereunder and any related Loan Documents, as applicable, and all of Assignor's right, title and interest in and to the Spardee's Reserve Amount, and Assignee hereby assumes all liabilities and obligations and agrees to perform and discharge each and all obligations of Assignor under the Spardee's Loan Agreement and the Mortgage Notes thereunder and any related Loan Documents, as applicable, and in respect of the Spardee's Reserve Amount, when and as the same become due.

         This Assignment and Assumption Agreement shall automatically become effective, without any further action of the undersigned required, upon the occurrence of the Closing. In the event that the Closing does not occur and the Purchase Agreement is terminated for any reason, this Assignment and Assumption Agreement shall have no force or effect and shall automatically be extinguished and terminated as a result of the termination of the Purchase Agreement.

         IN WITNESS WHEREOF, each party has caused this Assignment and Assumption Agreement to be executed in its corporate name as of the day and year first above written.

                             SPARDEE'S REALTY, INC.


                             By:____________________________________
                                 Title: Vice President and Treasurer

                             QUINCY'S REALTY, INC.


                             By:____________________________________
                                 Title: Vice President and Treasurer


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